EXHIBIT 99
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                      [THE NAUTILUS GROUP, INC. LETTERHEAD]




TO:      Executive Officers and Directors of The Nautilus Group, Inc.

DATE:    December 1, 2003

RE:      The Nautilus Group, Inc. (the "Company") Stock Trading Blackout



This notice is to inform you of an upcoming Company stock trading blackout period in connection with a change in recordkeepers for The Nautilus Group, Inc. 401(k) Savings Plan (the "Plan"). As a result of this change, participants in the Plan will be temporarily unable to change their investment elections, including any investment they may have in Company common stock within the Plan. In accordance with Regulation BTR under the Securities Exchange Act of 1934, the Company's officers and directors are subject to a stock trading blackout during the Plan blackout period. By rule, officers and directors must refrain from all transactions during the blackout period involving the sale or purchase of Company stock acquired in connection with service or employment as a director or executive officer of the Company.

In addition to refraining from trading Company stock acquired in connection with Company service or employment, please note that all transactions involving company stock shall be subject to the Plan blackout period.

The blackout period is expected to begin on December 15, 2003, and end on January 23, 2004. If there is a subsequent change in the beginning or ending dates of the blackout period, you will be provided with an updated notice that explains the reasons for the change in the date or dates and identifies all material changes in the information contained in this notice.

If you have any questions concerning this notice, you should contact:

         Rod Rice
         Chief Financial Officer
         The Nautilus Group, Inc.
         1400 NE 136th Avenue
         Vancouver, Washington 98684
         Telephone: (360) 418-6178